Exhibit (h)(5)

Form of

MANAGEMENT FEE WAIVER AGREEMENT

Effective Date December 17, 2008

WHEREAS, the Allianz Funds Multi-Strategy Trust (the “Trust”), a Massachusetts business trust, is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest in separate series, with each series representing interests in a separate portfolio of securities and other assets;

WHEREAS, Allianz Global Investors Fund Management LLC (the “Manager”), a Delaware limited liability company, is an investment adviser registered under the Investment Advisers’ Act of 1940, as amended (the “Advisers’ Act”);

WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement (the “Management Agreement”) dated July 8, 2008, as amended from time to time, under which the Manager provides or arranges for the provision of investment advisory services to each series of the Trust and in compensation therefor receives a management fee (the “Management Fee”);

WHEREAS, certain series of the Trust (each a “Fund-of-Funds”) will invest significant portions of their assets in securities of other series of the Trust and other investment companies (within the meaning of the 1940 Act) that are part of the “same group of investment companies” as the Trust pursuant to Section 12(d)(1)(G) of the 1940 Act and Rule 12d1-2 thereunder, and/or other investment companies (or entities that would be investment companies but for the exclusions provided by sections 3(c)(1) and 3(c)(7) of the 1940 Act) for which the Manager or an affiliated person of the Manager serves or acts as an investment adviser (“Affiliated Funds”);

WHEREAS, in addition, each Fund-of-Funds may invest in securities of other investment companies that are not Affiliated Funds (“Unaffiliated Funds” and, together with Affiliated Funds, “Underlying Funds”), and may invest directly in other securities and instruments (“Other Investments”);

WHEREAS, with respect to each Fund-of-Funds the Manager wishes to waive a portion of Management Fee amounts that are attributable to assets invested in Underlying Funds; and

WHEREAS, the Manager does not intend to waive any portion of Management Fee amounts that are attributable to Fund-of-Fund investments in Other Investments;

NOW, THEREFORE, the Trust and the Manager hereby enter into this Management Fee Waiver Agreement (the “Agreement”):

1.	Investments in Affiliated Funds. With respect to each Fund-of-Funds listed in Schedule A to this Agreement, the Trust and the Manager hereby agree that the Manager will waive each month that portion of the Management Fee attributable to such Fund-of-Fund’s assets invested in Affiliated Funds (such portion, the “Affiliated Fund Fee Portion”) to the extent that the Affiliated Fund Fee Portion would exceed an annual rate of 0.15% of the average daily net assets attributable to such Fund-of-Fund’s assets invested in Affiliated Funds (the “Affiliated Fee Waiver”).

2.	Investments in Unaffiliated Funds. With respect to each Fund-of-Funds listed in Schedule A to this Agreement, the Trust and the Manager hereby agree that the Manager will waive each month that portion of the Management Fee attributable to such Fund-of-Fund’s assets invested in Unaffiliated Funds (such portion, the “Unaffiliated Fund Fee Portion”) to the extent that the Unaffiliated Fund Fee Portion would exceed an annual rate of 0.15% of average daily net assets attributable to such Fund-of-Fund’s assets invested in Unaffiliated Funds (the “Unaffiliated Fee Waiver”).

3.	Term and Termination. The Trust may terminate this Agreement at any time on written notice to the Manager at its principal place of business. The obligations of the Manager to provide an Unaffiliated Fee Waiver under paragraph 2 of this Agreement will last for an initial term through the date specified in Schedule A for each Fund-of-Funds, and thereafter will automatically renew for one-year terms unless the Manager provides written notice to the Trust of the termination of such obligation, which notice must be received by the Trust at least thirty (30) days’ prior to the end of the then-current term. Promptly upon such termination with respect to any Fund-of-Funds, Schedule A hereto will be revised to reflect such termination. Except as agreed to in writing by the Trust, the Manager will have no right to terminate its obligation to provide an Affiliated Fee Waiver with respect to a Fund-of-Funds under paragraph 1 hereof or Schedule A appended hereto.

4.	Additional Funds. The list of Funds-of-Funds covered by this Agreement as contained in Schedule A may be amended or supplemented from time to time to include additional Funds-of-Funds by agreement of the Trust and the Manager.

5.	Amendments and Waivers. The Agreement may be altered or amended, and any provisions hereof may be waived, only upon the written agreement of the Trust and the Manager.

6.	Non-Derogation. Nothing herein contained shall be deemed to require the Trust or the Funds-of-Funds to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Amended and Restated Bylaws, as amended or supplemented from time to time (the “Bylaws”), or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or any Fund-of-Funds.

7.	Interpretation of Terms. Any term or provision of this Agreement, including, without limitation, the Management Fee, the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, has the same meaning as in the Management Agreement and the 1940 Act, as applicable, and any question of interpretation of such term or provision will be resolved by reference to the Management Agreement and the 1940 Act, as applicable.

8.	Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

9.	Notice. A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each Fund-of-Funds.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have each executed and delivered this Agreement as of the date first written above.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:
Name:
Title:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:
Title:

SCHEDULE A

(updated as of December     , 2008)

Fund-of-Funds	Expiration of Initial Term for Unaffiliated Fee Waiver
Allianz Global Investors Solutions Retirement Income Fund	3/31/2010
Allianz Global Investors Solutions 2015 Fund	3/31/2010
Allianz Global Investors Solutions 2020 Fund	3/31/2010
Allianz Global Investors Solutions 2030 Fund	3/31/2010
Allianz Global Investors Solutions 2040 Fund	3/31/2010
Allianz Global Investors Solutions 2050 Fund	3/31/2010

[Signature page to Schedule A follows]

IN WITNESS WHEREOF, the undersigned have each caused this Schedule A to the Fee Waiver Agreement to be signed on its behalf by its duly authorized representative, on this      day of                     ,              2008.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:
Name:
Title:

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:
Title: